Exhibit 99.1

                MIDLAND – November 16, 2012 - On November 16, 2012, The Dow Chemical Company (NYSE: DOW) announced a partial redemption in the principal amount of $1,000,000,000.00 of the Company’s outstanding 7.60% Notes due 2014 (the “Notes”) issued pursuant to an Indenture dated as of May 1, 2008 (the “Indenture”) between TDCC and The Bank of New York Mellon Trust Company, N.A., as trustee.

Pursuant to the terms of the Indenture, the Notes will be redeemed in part on December 17, 2012 (the “Redemption Date”) at a redemption price equal to the greater of (1) 100% of the principal amount thereof, and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such interest payments accrued as of the Redemption Date), discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Notes and determined on the third business day prior to the Redemption Date) plus 50 basis points, as set forth in the Notes, along with accrued and unpaid interest up to, but not including, the Redemption Date.  On the Redemption Date and upon TDCC’s payment of the redemption price, all rights of holders with respect to the Notes being redeemed will terminate, except for the right to receive payment of the applicable redemption price upon surrender of the Notes for redemption.

Copies of the notice of partial redemption can be obtained from the Bank of New York Mellon Trust Company by calling Bondholder Relations at (800) 254-2826.